EXHIBIT 99.1


                     FIRST HORIZON ANNOUNCES RESIGNATIONS OF
              CHIEF OPERATING OFFICER AND CHIEF COMMERCIAL OFFICER


ALPHARETTA, GA, MARCH 5, 2003 - FIRST HORIZON PHARMACEUTICAL CORPORATION (NASDAQ: FHRX), a specialty pharmaceutical company, announced today the resignations of Bala Venkataraman, Chief Operating Officer, and Christopher Offen, Chief Commercial Officer, effective immediately.

The Company is beginning a search for a new senior executive officer. In the interim, Mahendra Shah, Chief Executive Officer, will assume the additional responsibilities of Chief Operating Officer. Services previously provided by the Chief Commercial Officer will be provided by Jack Spencer and Andrew Shales, the Company's Vice President of Sales and Vice President of Marketing, respectively.

"We are very appreciative of the contributions made by both Bala and Chris during their tenure with the Company," said Dr. Shah, the Company's Chairman, President and Chief Executive Officer. "We wish them well in their future endeavors."

FIRST HORIZON BACKGROUND


     First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets prescription products in four therapeutic areas: cardiology, obstetrics and gynecology, pediatrics and gastroenterology. The Company has a portfolio that includes 17 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force. First Horizon employs over 200 people and reported revenue of $115 million in 2002. The Company's website address is http://www.firsthorizonpharm.com/.


SOURCE First Horizon Pharmaceutical Corporation
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CONTACT:
ADAM MATHIS
FIRST HORIZON PHARMACEUTICAL CORPORATION
770-442-9707 EXT. 1415
amathis@horizonpharm.com



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